Exhibit 2.1

DATED THIS 25th DAY OF AUGUST 2015

BETWEEN

NEW ASIA HOLDINGS INC

(as the Purchaser)

AND

ANTHONY NG ZI QIN

(as the Vendor)

SALE AND PURCHASE AGREEMENT in respect of the entire issued and paid up share capital of MAGDALLEN QUANT PTE LTD

M/s Allister Lim & Thrumurgan
111 North Bridge Road
#11-04 Peninsula Plaza
Singapore 179098
Telephone No.: 6438 3303
Facsimile No.: 6438 1211
[File Ref: AL/2015.07578]

TABLE OF CONTENTS

1. INTERPRETATION	4
2. SALE AND PURCHASE OF SALE SHARES	8
3. CONSIDERATION	9
4. ADHERENCE WITH APPLICABLE SECURITIES LAWS	9
5. CONDITIONS PRECEDENT	9
6. COMPLETION	11
7. WARRANTIES	13
8. VENDOR’S REPRESENTATION AND UNDERTAKING	15
9. EQUITABLE REMEDIES	15
10. INDEMNIFICATION	15
11. CONFIDENTIALITY	16
12. COSTS AND STAMP DUTY	17
13. GENERAL	17
14. NOTICES	18
15. REMEDIES AND WAIVERS	18
16. TIME OF THE ESSENCE	19
17. THIRD PARTY RIGHTS	19
18. COUNTERPARTS	19
19. GOVERNING LAW AND ARBITRATION	19
SCHEDULE 1 - DUE DILIGENCE CHECKLIST	20
SCHEDULE 2 – AGREED PARAMETERS	21
SCHEDULE 3 – VENDOR’S WARRANTIES	22

THIS AGREEMENT (this “Agreement”) is made on the 25th day of August 2015.

BETWEEN:

(1)
NEW ASIA HOLDINGS INC, a corporation registered in the United States of America and listed on US OTCQB market, Symbol NAHD, and having its registered office at 33 Ubi Avenue 3, #07-58 Vertex Tower A, Singapore 408868 (the “Purchaser”) .

(2)	ANTHONY NG ZI QIN (Singapore NRIC No. S7224563F) of 102 Gerald Drive, #04-75 Seletar Springs Condominium, Singapore 798593 (the “Vendor”).

(collectively the “Parties”, and each a “Party”).

WHEREAS:

(A)
The Vendor is the sole shareholder of Magdallen Quant Pte Ltd (Company Registration Number 201524192N), a private limited company incorporated under the laws of Singapore and having its registered office at 151 Chin Swee Road, #07-12 Manhatten House, Singapore 169876 (the “Company”).

(B)	As at the date of this Agreement, the Company has an issued and paid-up capital of S$8,000,100.00 divided into 8,000,100 ordinary shares (the “Sale Share”).

(C)
The Company is the legal and beneficial owner of 3 automated algorithm trading system for the FOREX market, including both the software being the proprietary algorithm and the hardware being the system for provision of the software as a service (the “Algorithms”).

(D)	The Company’s sole asset is the Algorithms. The Company has not commenced any business operations and as such, do not have any ongoing or outstanding contracts, commitments or liabilities.

(E)
The Vendor is desirous of selling and the Purchaser is desirous of acquiring all the issued and paid up capital of the Company (the “Acquisition”), on the terms and subject to the conditions contained in this Agreement.

(F)	Capitalised words used in these recitals shall bear the meanings assigned to them in Clause 1 below unless otherwise provided.

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement and the Schedules, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Acquisition” has the meaning ascribed to it in Recital (E);

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore;

"Affiliate" means, with respect to any Person, any (a) director, officer or shareholder holding 5% or more of the capital shares (on a fully diluted basis) of such Person; (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person); and (c) other Person directly or indirectly controlling, controlled by or under common control with, such Person.  For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" or "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Agreement (including the Schedules), as may be amended, modified or supplemented from time to time;

“Algorithm” has the meaning ascribed to it in Recital (C);

“Business Day” means any day on which commercial banks are open for business in Singapore, other than Saturdays, Sundays and days which have been gazetted as public holidays in Singapore;

“claim” includes any notice, demand, assessment, letter or other document issued or action taken by the Inland Revenue Authority of Singapore or elsewhere in the world, or other statutory or governmental authority, body or official whosoever (whether of Singapore or elsewhere in the world) whereby a company is or may be placed or sought to be under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available;

“Companies Act” means the Companies Act, Chapter 50;

“Company” has the meaning ascribed to it in Recital (A);

“Completion” means completion of the sale and purchase of the Sale Shares as specified in Clause 6;

“Completion Date” means the date on which Completion takes place pursuant to Clause 6;

“Confidential Information” means any information which is proprietary and confidential to the Company and the Purchaser including but not limited to the terms and conditions of this Agreement, information concerning or relating in any way whatsoever to its distributorship, franchise or other arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by the Company and the Purchaser, any information concerning the organisation, business, finances, transactions or affairs of the Company and the Purchaser, its dealings, secret or confidential information which relates to its business or any of its principals’, clients’ or customers’ transactions or affairs, its technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by the Company and the Purchaser, and plans for the development or marketing of such products or services and information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

“Damages” means any and all losses, claims, causes of action, damages, and liabilities of any kind or nature whatsoever, including but not limited to, shortages, obligations, liabilities, payments, judgements, suits, litigation, proceedings, equitable relief granted, consents, agreed orders, settlements, awards, demands, offsets, defences, counterclaims, actions or proceedings, assessments, deficiencies, fines, penalties, assessments, costs, fees, disbursements, including without limitation, fees, disbursements and expenses of attorneys (including fees, disbursements and expenses of attorneys incurred in connection with the cost of defence of any claims or causes of action on a solicitor-client basis), accountants and other professional advisors and of expert witnesses and costs of investigation and preparation and costs of court of any kind or nature whatsoever, interest and penalties.

“Defaulting Party” has the meaning ascribed to it in Clause 7.6;

“Encumbrance” means, under any applicable laws, any form of legal, equitable or security interests, including but not limited to any mortgage, charge (whether fixed or floating), pledge, lien (including, without limitation any unpaid Vendor’s lien or similar lien), assignment of rights and receivables, debenture, right of first refusal, option, hypothecation, title retention or conditional sale agreement, lease, hire or hire purchase agreement, restriction as to transfer, use or possession, easement, subordination to any right of any other person, and any other encumbrance or security interest;

“General Warranties” has the meaning ascribed to it in Clause 7.2.

"Governmental Body" means any authority, agency, commission, court, tribunal, minister, ministry, official, or other instrumentality of the Republic of Singapore, any foreign country or any domestic or foreign state, province, country, city or other political subdivision having jurisdiction over the applicable person or any of such person’s properties;

"Intellectual Property" means:

(a)
patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

(b)	rights under licences, consents, orders, statutes or otherwise in relation to a right under sub-clause (a) above;

(c)	rights of the same or similar effect or nature as or to those in sub-clauses (a) and (b) which now or in the future may subsist; and

(d)           the right to sue for past infringements of any of the foregoing rights;

"Law" means all civil and common law, statute or subordinate legislation, regulation, rule, judgment or recommendation of any government, quasi-government, statutory, administration or regulatory body, court, agency or association applicable to or affecting any person, its business, employees or assets in any jurisdiction (including, without limitation, and for the avoidance of doubt, (a) any rule of constitutional law, legislation, decree in lieu of a law, governmental, presidential or ministerial or other decree or circular letter, irrespective of whether the relevant rule has been issued on any of the levels of, or by any agency established under, the central government or on any of the levels of, or by any agency established under, the government of a province or special administrative area or other self-governing body, (b) any elucidation to any legal rule, (b) any policy statement or request of, or opinion issued by, any Government Body (of any level) or other authority which will be adhered to by a reasonably acting party even if such policy statement, request or opinion has not the force of law, (c) any regulation issued by any court of law or judgment or order issued by any court of law, and (d) any judicial or administrative decision);

“Material Adverse Change” means any event, circumstance, effect, occurrence or state of affairs or any combination thereof (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities (including contingent liabilities) or financial condition of the Company;

“Non-Defaulting Party” has the meaning ascribed to it in Clause 7.6;

"Permit" means a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorization which is issuable by a Governmental Body;

“Purchaser’s Solicitors” means Allister Lim & Thrumurgan having its office address at 111 North Bridge Road, #11-04 Peninsula Plaza, Singapore 179098;

“Rule 144” means Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission having substantially the same effect as such Rule.

“Sale Shares” has the meaning ascribed to it in Recital (B);

“Securities Act of 1933” means the United States Securities Act of 1933, as amended.

“Singapore Dollar” or “S$” means the lawful currency of Singapore;

"Tax" and "Taxation" means any form of taxation (including, without limitation, any GST), levy, duty, charge, contribution, withholding or impost of whatever nature (including, without limitation, any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority;

"Tax Authority" means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, without limitation, the Inland Revenue Authority of Singapore);

“US Dollar” or “USD” means the lawful currency of the United States of America;

“US SEC Rules” means the applicable rules and regulations promulgated by the the United States Securities and Exchange Commission.

“Vendor’s Warranties” means the representations, warranties and undertakings of the Vendor set out in Clause 7 and Schedule 3; and

“Warranties” means collectively, the General Warranties and the Vendor’s Warranties.

1.2
Reference to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3
References herein to Clauses and Schedules are to clauses in and schedules to this Agreement. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	References herein to “subsidiaries” and “associated companies” shall mean subsidiaries and associated companies as defined in the Companies Act.

1.5	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6
A "party" is a reference to a party to this Agreement (either by virtue of having executed this Agreement or having entered into a deed of adherence to it) and includes a reference to that party's legal personal representatives, successors and permitted assigns, and "parties to this Agreement" and "parties" shall be construed accordingly.

1.7
Words importing the singular shall include the plural and vice versa, words importing a specific gender shall include the other genders (male, female or neuter); and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that "person" may be sometimes used in this Agreement in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.8
Any information, fact or matter which is capable of influencing the decision of a purchaser of shares or which is necessary for a purchaser to know to enable it to come to a considered judgment is to be regarded as material and unless otherwise provided the materiality of any inaccuracy, discrepancy, commission or omission, alteration and liability in respect of any relevant subject matter will be construed accordingly.

2.	SALE AND PURCHASE OF SALE SHARES

The Vendor shall sell as legal and beneficial owner of the Sale Shares and the Purchaser, relying on the Vendor’s Warranties, shall purchase the Sale Shares with effect from the Completion Date free from all liens, charges, pledges, claims, equities (including option or right of pre-emption), Encumbrances or third party interests together with all rights and benefits of any nature now or hereafter attaching thereto including but not limited to all dividends or distributions which may be paid, declared or made in respect thereof at any time on or after the Completion Date.

3.	CONSIDERATION

3.1	The consideration for the Acquisition shall be by way of an allotment by the Purchaser to the Vendor of 7,422,000 ordinary shares in the capital of the Purchaser (the “Consideration Shares”).

3.2
The Vendor shall not sell, transfer or otherwise dispose of or mortgage, pledge, charge or otherwise create any lien, security interest or any other encumbrance in respect of the Consideration Shares for a period of one (1) year from Completion Date. Thereafter, the sale of the Consideration Shares shall be subject to dribble out of 20% per quarter and/or in accordance with US SEC Rules.

3.3
If the average trading price of the Purchaser’s shares based on the 7 days closing price over the period immediately before the first anniversary date of this Agreement and the 7th day falling on the first anniversary date of this Agreement is below USD 1.00, the Purchaser shall issue additional shares to the Vendor to make up the difference between the value of the Consideration Shares based on such 7 days closing history and the sum of S$10,000,000.00.

4.	ADHERENCE WITH APPLICABLE SECURITIES LAWS

4.1
The Vendor agrees that he is acquiring the Consideration Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Consideration Shares issued to him (other than pursuant to an effective Registration Statement under the Securities Act of 1933) directly or indirectly unless:

4.1.1	the sale is to the Purchaser;

4.1.2	the sale is made pursuant to the exemption from registration provided by Rule 144; or

4.1.3
the Consideration Shares are sold in a transaction that does not require registration under the Securities Act of 1933, or any applicable United States state laws and regulations governing the offer and sale of securities.

5.	CONDITIONS PRECEDENT

5.1
The Parties agree that the Acquisition shall be conditional upon the following conditions occurring or being confirmed, fulfilled or procured to the Purchaser’s satisfaction (or waiver by the Purchaser) prior to or at Completion:-

5.1.1
For the purposes of a due diligence investigation by the Purchaser, the Vendor shall provide and make available to the Purchaser all information and/or documents set out in the Due Diligence Checklist at Schedule 1 within 3 days of the date of this Agreement;

5.1.2	The conduct and satisfactory completion of a due diligence investigation into the business, affairs, contractual, legal, tax and other positions of the Company;

5.1.3	The due diligence exercise verifies that:

(i)	the Algorithms are owned by the Company free from all encumbrances;

(ii)	there are not and will not be any infringement and/or conflicting claims of Intellectual Property or proprietary rights to the Algorithms by any third parties;

(iii)	the Algorithms are and will be working within parameters agreed by the parties;

(iv)	there are not and will not be any infringement and/or conflicting claims of Intellectual Property or proprietary rights to the Algorithms by any third parties;

(v)	the Company owns the necessary equipment for the deployment and execution of the Algorithms; and

(vi)
the building blocks used for the development of the Algorithms were from information available in the public domain, the development from such building blocks was novel and the development and end product are not in infringement of any third party Intellectual Property rights or third party proprietary rights.

5.1.4
all necessary consents, approvals and waivers being granted for all transactions contemplated under this Agreement, not being withdrawn or revoked by third parties (including without limitation, Government Bodies, stock exchanges and other relevant authorities having jurisdiction over the transactions contemplated under this Agreement), and if such approvals, consents and waivers are obtained subject to any conditions and where such conditions affect any Party, such conditions being reasonably acceptable to the Party concerned, and if such conditions are required to be fulfilled before Completion, such conditions being fulfilled on or before Completion; and

5.1.5	each of the warranties and undertakings remaining true and not misleading in any respect at Completion, as if repeated at Completion and at all times between the date of this Agreement and Completion.

5.2
If any one or more of the conditions set out in Clause 5.1 shall not have been fulfilled to the satisfaction of the Purchaser and has not been waived by the Purchaser, then this Agreement shall determine and the Vendor shall have no claim whatsoever against the Purchaser.

6.	COMPLETION

6.1
Subject to Clauses 5.2 and 7.8, Completion shall take place not later than 4 weeks after all the conditions set out in Clause 5.1 are fulfilled (or if not fulfilled, are waived by the relevant Parties provided that the non-fulfillment of any such conditions so waived is not in violation of any law or regulatory requirements of any regulatory authorities), at the offices of the Purchaser’s Solicitors (or at such other place as the Parties may agree in writing) where all (and not some only) of the events described in Clauses 6.2 and 6.3, shall occur.

6.2	At Completion, the Vendor shall, deliver to the Purchaser:

6.2.1	share certificate(s) in the name of the Vendor for the Sale Shares (if any);

6.2.2
duly executed share transfer forms in respect of the Sale Shares in favour of the Purchaser, together with the relevant share certificate(s) in the name of the Purchaser if applicable and such documents as may be prescribed from time to time by the stamp duty office for the purpose of assessing the stamp duty payable on a transfer of the Sale Shares, duly signed by a director of the Company;

6.2.3	letters of resignation of Anthony Ng Zi Qin and Allen Yeo Chiew Beng with a release of the Company from any and all claims.

6.2.4	certified true copies of the resolutions of the board of directors of the Company:

(a)	approving the transfer of all the Sale Shares to the Purchaser;

(b)	directing the secretary of the Company to register the Purchaser as the holder of all the Sale Shares in the register of members of the Company immediately upon Completion;

(c)
approving the cancellation of the Vendor’s share certificate in respect of the Sale Shares and the issuance and delivery of a new share certificate in the name of and to the Purchaser in respect of the Sale Shares;

(d)	approving the appointment of two (2) persons nominated by the Purchaser as directors of the Company, one of whom shall be appointed as the chairman;

(e)	approving changes to the Company’s authorised signatories to its bank accounts to one or more of the persons nominated by the Purchaser;

(f)	accepting the resignation of the director of the Company referred to in Clause 6.2.3.

6.2.5	the following items relating to and in the possession of the Company or Vendor:

(a)	statutory and corporate secretarial records (duly updated up to and including the Completion Date), the certificate of incorporation (where applicable) and the common seal of the Company;

(b)	a copy of the books of accounts, ledgers and other financial records (duly written up to and including the Completion Date);

(c)	correspondences with regulatory authorities (including without limitation, ACRA); and

(d)	cheque book(s) and all other documents relating to the Company which may reasonably be required by the Purchaser for the purposes of maintaining the corporate existence of the Company.

6.3	At Completion, the Purchaser shall deliver to the Vendor:

6.3.1
allotment of the Consideration Shares in favour of the Vendor (and/or its nominees), together with the relevant share certificate(s) in the name of the Vendor (and/or its nominees) if applicable and such documents as may be prescribed from time to time by the stamp duty office for the purpose of assessing the stamp duty payable on a transfer of the Sale Shares, duly signed by a director of the Company; and

6.3.2	certified true copies of the resolutions of the board of directors of the Purchaser approving the allotment of all the Consideration Shares to the Vendor.

6.4	No Party shall be obliged to perform any of its obligations under Clauses 6.2 and 6.3 unless (simultaneously with such performance) the other Party performs all its obligations under that Clause.

6.5	Notwithstanding Clause 6.1, if any of the provisions of the remainder of this Clause 6 is not complied with by the Parties on the Completion Date, the Parties may, by mutual agreement:

6.5.1	defer Completion to a date not later than twenty (20) Business Days after the Completion Date and the provisions of this Clause 6 shall apply to Completion as so deferred; or

6.5.2	proceed with Completion so far as practicable; or

6.5.3	rescind this Agreement without prejudice to any other remedy that each Party may have.

7.	WARRANTIES

7.1	Vendor’s Warranties

7.1.1
The Vendor warrants to the Purchaser that each Vendor’s Warranty is true and accurate as at the date of this Agreement. Immediately before Completion, the Vendor is deemed to warrant to the Purchaser that each Vendor’s Warranty is true and accurate in all material respects by reference to the facts and circumstances as at Completion. For this purpose only, where there is an express or implied reference in a Vendor’s Warranty to the "date of this Agreement" (other than any express or implied reference to "publicly disclosed as at the date of this Agreement"), that reference is to be construed as a reference to the Completion Date.

7.1.2	Each Vendor’s Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by any other provision of this Agreement or by any other Vendor’s Warranty.

7.2	General Warranties

Each of the parties hereby severally represents and warrants (as to itself and not the other parties) to and undertakes with the other parties, as at the date of this Agreement, as follows:

7.2.1	that it has full power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement

7.2.2
all actions, conditions and things required to be taken, fulfilled and done on its part (including the obtaining of any necessary consents, approvals, authorisations and confirmations) in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement; and (b) to ensure that these obligations are valid, legally binding and enforceable have been taken, fulfilled and done and are or will be in full force and effect;

7.2.3	its obligations under this Agreement will be enforceable in accordance with their terms; and

7.2.4	that the execution and delivery of, and the performance by it of its obligations under this Agreement will not result in a breach of:

(a)	any provision of its constitutional documents, memorandum of association, articles of association, certificate of incorporation or by-laws (as applicable);

(b)	any Law or any judgement, order, writ, injunction or decree of any Governmental Body or arbitrator; or

(c)	any material agreement to which it is a party or by which it is bound,

(the “General Warranties”).

7.3	The Warranties given hereunder or pursuant hereto shall not in any respect be extinguished or affected by Completion.

7.4	Both Parties acknowledge that they have entered into this Agreement in reliance upon and on the basis of each of the Warranties.

7.5	The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement or the Schedules.

7.6
If prior to Completion, any Party shall become aware of any event which results or may result in any of the Warranties being unfulfilled, untrue, incorrect or misleading on Completion, the Party not in default (the “Non-Defaulting Party”) shall immediately notify the other Party (the “Defaulting Party”) in writing thereof prior to Completion and the Defaulting Party shall make any investigation concerning the event which the Non-Defaulting Party, without prejudice to any of the Non-Defaulting Party rights under this Agreement, may reasonably require. If an investigation is required, the Defaulting Party shall conduct and complete the investigation within fourteen (14) days from the receipt of written notice from the Non-Defaulting Party.

7.7
Each Party shall procure that (save only as may be necessary to give effect to this Agreement) neither it nor any of its subsidiaries or associated companies shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties unfulfilled, untrue, inaccurate or misleading in any respect if they were so given.

7.8	Following an investigation, if it becomes apparent on or before Completion that:

7.8.1	any Party is or will be in breach of any of the Warranties; and/or

7.8.2	any Party is or will be in breach of any other term of this Agreement,

the Defaulting Party shall remedy the breach or the potential likelihood of breach within fourteen (14) days from the completion of the investigation to the satisfaction of the Non-Defaulting Party, failing which, the Non-Defaulting Party shall be entitled to rescind this Agreement by notice in writing to the Defaulting Party. In the event this Agreement is rescinded in accordance with this Clause 7.8, notwithstanding Clause 12, the Defaulting Party shall be obliged to reimburse all reasonable costs incurred by the Non-defaulting Party in connection with the Acquisition.

7.9
Each Party shall use its best endeavours to give to the other Party and its solicitors, financiers, consultants, advisers and accountants up to the Completion Date all such information and documentation relating to the Acquisition in their respective possession or control as the other Party shall require to enable it to be satisfied as to the accuracy and due observance of the Warranties.

8.	VENDOR’S REPRESENTATION AND UNDERTAKING

8.1	The Vendor hereby represents and undertakes that:-

8.1.1	there is no outstanding loan by any shareholder or director to the Company; and

8.1.2	the sale of the Sale Shares shall not cause any change to the status of the employment of the employees of the Company.

9.	EQUITABLE REMEDIES

The Parties agree that, in the event of a breach or threatened breach of, or an intention evinced by any of them to commit a breach of any provision of this Agreement, the other Party may seek all available remedies at law or in equity. Accordingly, either Party shall be entitled to seek injunctive relief and/or specific performance and/or other legal or equitable remedies as against the other Party.

10.	INDEMNIFICATION

10.1
Each of the Parties to this Agreement (the “Indemnifying Party”) hereby irrevocably undertakes to keep the other Party (the “Indemnified Party”) fully and effectively indemnified against any and all Damages (including but not limited to all legal costs or attorney’s fees on a full indemnity basis) that the Indemnified Party may reasonably incur or may reasonably suffer in connection with or arising from any material breach of any of the warranties, representation and/or undertakings in Clauses 7 and 8, as the case may be by the Indemnifying Party of its obligations under this Agreement. Any liability to the Indemnified Party hereunder may in whole or in part be released, compounded or compromised or time or indulgence given by the Indemnified Party in its absolute discretion without in any way prejudicing or affecting its rights against the Indemnifying Party. Any release or waiver or compromises shall be in writing and shall not be deemed to be a release, waiver or compromise of similar conditions in future. For the avoidance of doubt, this Clause 10 shall survive Completion.

10.2	The indemnity in Clause 10.1 shall include all costs and expenses payable in connection with any claim or liability referred to therein.

11.	CONFIDENTIALITY

11.1
Each of the Parties agrees to keep strictly secret and confidential, and under no circumstances to disclose to any person which is not a party to this Agreement, any Confidential Information arising from or in connection with this Agreement unless disclosure of such information is expressly permitted by the prior written consent in writing of the other Party (such consent not to be unreasonably withheld or delayed).

11.2	Notwithstanding Clause 11.1, the confidentiality obligation shall not apply to:

11.2.1
any information obtained from any Party hereto which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of any Party hereto or any of their agents, advisers or employees or in breach of this Clause 11;

11.2.2	any information obtained from any third party;

11.2.3	any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Singapore or elsewhere;

11.2.4
any information disclosed by any of the Parties to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement and the transactions contemplated herein on a “need-to-know” basis, provided that such parties maintain similar confidentiality with respect to such information and the Party disclosing such shall be responsible for any breach thereof by such persons; and

11.2.5
any information that may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange or securities council).

12.	COSTS AND STAMP DUTY

12.1
Without prejudice to Clause 10, each Party shall bear its own costs and expenses incurred by it in connection with the preparation, negotiation and execution of this Agreement and all other documents relating thereto.

12.2	The Purchaser shall bear all stamp duties payable in connection with the transfer of the Sale Shares from the Vendor to the Purchaser.

13.	GENERAL

13.1
This Agreement shall be binding upon and inure for the benefit of the successors-in-title and permitted assigns of the Parties. Except as otherwise expressly provided in this Agreement, no rights and obligations in this Agreement shall be assigned to any other person by any Party without the prior written consent of the other Party. Nothing herein contained shall prevent an assignment to a successor of any Party if such succession is created as a result of a merger or consolidation involving a transfer of ownership of all or substantially all of its assets by any Party; provided that the successor to such Party in any such transaction shall assume in writing or as a matter of law the obligations of such Party hereunder with full continuing liability of such Party and further provided that prior written notice of such transaction shall be given by such Party to the other Party. No assignment shall relieve any Party of its obligations in this Agreement.

13.2
This Agreement (together with the Schedules attached hereto), constitutes the full understanding of the Parties and the complete and exclusive statement of the terms and conditions of the Agreement relating to the subject matter of this Agreement and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto.

13.3
Any amendment of or supplement to this Agreement, including this provision and the Schedules, must be in writing (or in any other form required by applicable law) and executed by both Parties to be effective.

13.4
The provisions of this Agreement including the Warranties, covenants and undertakings (insofar as the same shall not have been fully performed at Completion) shall remain in full force and effect notwithstanding Completion. Completion shall not prejudice any rights of any of the Parties which may have accrued hereunder prior to Completion.

13.5
Each Party shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as the other Party may reasonably require to fulfil the provisions of and to give to each Party the full benefit of this Agreement.

13.6
Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

13.7
The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

13.8
If any provision in this Agreement is held to be illegal, invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

14.	NOTICES

Any notice required to be given by any Party to the other shall be deemed validly served by hand delivery or by prepaid registered letter sent through the post to its address given herein or such other address as may from time to time be notified for this purpose and any notice served by hand shall be deemed to have been served on delivery, any notice served by prepaid registered letter shall be deemed to have been served five (5) Business Days after the time at which it was posted and in proving service it shall be sufficient to prove that the notice was properly addressed and delivered or posted, as the case may be.

15.	REMEDIES AND WAIVERS

15.1
Save as expressly provided herein, any right of rescission conferred upon any Party hereby shall be in addition to and without prejudice to all other rights and remedies available to it. No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

15.2
No failure on the part of any Party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.3
Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its absolute discretion as regards any other Party under such liability without in any way prejudicing or affecting its other rights against such other Party.

16.	TIME OF THE ESSENCE

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties hereto but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid time shall be of the essence.

17.	THIRD PARTY RIGHTS

Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

18.	COUNTERPARTS

This Agreement may be signed in any number of counterparts each of which shall together constitute the same agreement. Any Party may enter into this Agreement by signing any such counterpart. Each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

19.	GOVERNING LAW AND ARBITRATION

19.1	This Agreement shall be governed by and construed in accordance with the laws of Singapore.

19.2	Each Party irrevocably submits to the exclusive jurisdiction of the courts of Singapore.

SCHEDULE 1 - DUE DILIGENCE CHECKLIST

DUE DILIGENCE CHECKLIST
ENQUIRIES RELATING TO
MAGDALLEN QUANT

INFORMATION AND COPY DOCUMENTS REQUESTED

Please provide answers to the following questions, and provide the information and copy documentation requested.

I. General Corporate Structure
1.	Provide the following corporate items:

(a)	the corporate minute books of:

(i) Shareholders Meetings;
(ii) Board of Directors;
(iv) Share registry book; and
(v) Other statutory book.

(b)	information on shares (number, par value, identity of shareholders, and identification of consideration paid for the shares);

(c)	Shareholders’ Agreement;

(d)	Voting agreements and other restrictive agreements by or affecting shareholders of the Company.

(e)	Directors’ Resolution approving the transfer of 100% of Magdallen Quant’s shares to New Asia Holdings Inc.

II. Real Estate
1.	Leases and subleases to which the Company is lessor or lessee and renewal letters.

III. Operations

A.           General
1.	Service or property management agreements, such as:
(a)	office equipment
(b)	machinery
(c)	vending machines
(d)	trash, waste
(e)	alarm or security
(f)	cleaning and/or janitorial
(g)	maintenance
(h)	security
(i)	identify pending disputes with service providers

2.	Management and strategic consulting agreements with third parties (include fee arrangements and any written reports).

3.	List all bank accounts (existing and closed during the past 2 years), safety deposit boxes, their contents and persons having access to them.

B.           Financial Data
1.	Business evaluation – feasibility study (internal and third party).

2.	Projected operating costs.

3.	Analysis of recent asset write-downs and write-offs (if any).

C.           Assets
1.	Leased equipment (with copies of leases), such as:

(a)	photocopiers
(b)	telephone systems
(c)	computer servers
(d)	computers or computer networks

2.	Inventory list, including the number of algorithms, the number of servers, list of all equipment and proof of ownership of all assets.

IV. Contracts
1.	Copies of all contracts or agreements exceeding an estimated value of S$10,000.00.

V. Intellectual Property

1.	Listing of:

(a)	trade or service mark registrations or pending registrations; or

(b)	copyrights.

2.	Identification of other key inventions, processes, methods, patterns, devices, formulae, discoveries and other know-how.

3.	All R & D agreements, including agreements with independent contractors who participated in development of any product.

4.	Proofs of originality of all copyrights or documents relating to the purchase of any IP developed by any third parties.

5.	Report from independent third party to ascertain and verify that there is no infringement of any IP or proprietary rights of any third parties.

6.	Result from back-test to show that the algorithms are fully functional and able to work within the set parameters.

7.
Report from independent third party to ascertain and verify that the building blocks used for the development of the algorithm were from information available in the public domain, novel and that the end product does not infringe on any third party IP rights or proprietary rights.

8.	Employee patent, trade secret, confidentiality and nondisclosure agreements.

9.	Trademark and patent licenses, royalty agreements, and the like (whether as licensor or licensee).

10.	Causes of action or other claims for infringement of trademarks, trade names and patents.

VI. Human Resources

A.           General
1.	Corporate organization charts.

2.	Identification of key appointment holders and personal (including their current salaries; also indicate whether there are any present commitments for salary increase)

3.
Copies of all management and employment agreements, restrictive covenants, non-competition agreements or covenants, employee confidentiality agreements that are in existence, and copies of any additional management and employment agreements, restrictive covenants, non-competition agreements or covenants, employee confidentiality agreements that may impose ongoing limitations or restrictions or understandings concerning individuals whose employment has terminated. In particular, contracts with foreign employees and copy of the work permits.

4.	Consulting arrangements and other outside services used (include fee arrangements and any written reports).

5.	Description of sales commission or incentive arrangements.

B.           Personnel policies and practices
1.
Copies of all present and past employment applications, employee handbooks, personnel policies and other documents which reflect or pertain to the treatment of the key appointment holders and the wages, hours and other terms or conditions of employment

2.	Description of bonus and incentive or deferred compensation programs or stock option arrangements (with copies of documentation).

3.
Copies or descriptions of all management practices or Magdellen Quant experience, for each site of employment, concerning levels of absenteeism, holidays, vacations, severance payments, additional perquisites, wages, hours of work, or other terms and conditions of employment that are not described or reflected in other documents that have been requested as part of this list of document and information requests.

VII. Legal Claims and Litigation

1.
Litigation files, including pleadings, opinions of counsel, correspondence and analysis of material litigation status; consent decrees, injunctions, etc. for all lawsuits, administrative actions or other claims currently pending or opened within the last three years, affecting the Purchased Assets.

VIII. Insurance

1.	Current insurance policy schedule from insurance broker.

2.	Prepaid/accrual balance schedule, by policy, for premium and losses.

3.	Copies of current insurance policies.

4.	Workers Compensation, General/Products and Auto Liability Insurance
(a)	indemnity and retrospective premium agreements with carriers
(b)	loss control inspection reports by insurance carrier

5.	Property Insurance
(a)	location values for property and business interruption
(b)	property loss control inspection reports

6.	Executive Risk Program (Directors/Officers; Crime; Employment Practices Liability)
(a)	list of corporate structure
(b)	headcount information

SCHEDULE 2 – AGREED PARAMETERS

Important Information

Forex investment involves risk. Investments in Forex are not deposits and are not considered as being comparable to deposits. Past performance is not indicative of future performance and investors may not get back the full or any part of the amount invested.  Investments will be subjected to different degrees of economic, political, foreign exchange, interest rates, liquidity, repatriation, volatility default and regulatory risks, depending on the relevant models invested into. The value of the investment may fall as well as rise and an investor may not recoup its investment. There can be no assurance that the performance of a Series will be profitable. The estimated amount is for illustration only.

Magdallen Quant presented information based on simulated trading using live trading data. Simulated results may not represent actual trading. Use of the software is solely the freewill of the client. Magdallen Quant shall bears no responsibilities to the use of the software and the client hereby indemnify Magdallen Quant from any claim, liability, action, loss, damage or suit arising from the use of the software. These results are based on simulated performance results that have certain inherent limitations. Unlike the results shown in an actual performance record, these results do not represent actual trading. Simulated trading programs in general are also subject to the fact that they are designed with the benefit of hindsight. Data that was used to conduct the trade simulation is from Forex.com. Magdallen Quant shall bear no responsibilities to the source of the data. No representation is being made that any account will or is likely to achieve profits or losses similar to these being shown. Magdallen Quant does not hold the investors’ monies; such monies are to be deposited into a Broking account under their own name which the investor has to apply and be approved by the working Brokers of Magdallen Quant. Approval of the broking account/s is solely the discretion of the Broker and Magdallen Quant has no right or say to the final decision made by the Broker.

This document has not been reviewed or endorsed by the Monetary Authority of Singapore.  This document does not constitute an offer to anyone, or a solicitation by anyone, to subscribe for shares of Magdallen Quant. It does not constitute investment advice, or an offer to sell, or a solicitation of an offer to buy any security, investment product or service. Nothing in this document should be construed as advice or a recommendation to transact derivatives. Informational sources are considered reliable but you should conduct your own verification of information contained herein. Third party data is owned or licensed by the data provider and may not be reproduced or extracted and used for any other purpose without the data provider's consent. Third party data is provided without any warranties of any kind. The data provider and issuer of the document shall have no liability in connection with the third party data. The Prospectus contain additional disclaimers which apply to the third party data. This document is published for information and general circulation only and does not have any regard to the specific investment objectives, financial situation and the particular needs of any specific person who may receive this document. Investors should read the prospectus and the product highlights sheet or seek relevant professional advice, before making any investment decision. Past performance of the Software or Magdallen Quant and any economic and market trends or forecast, is not indicative of the future or likely performance of the Software or Magdallen Quant. Neither Magdallen Quant, nor any of its associates, nor any director, or employee accepts any liability for any loss arising directly or indirectly from any use of this document.

This document is issued by Magdallen Quant Pte Ltd.

The above is based on information available as at 31st July 2015, unless otherwise stated. Magdallen Quant reserves the right to make any amendments to the information at any time, without notice.

Important Information

Forex investment involves risk. Investments in Forex are not deposits and are not considered as being comparable to deposits. Past performance is not indicative of future performance and investors may not get back the full or any part of the amount invested.  Investments will be subjected to different degrees of economic, political, foreign exchange, interest rates, liquidity, repatriation, volatility default and regulatory risks, depending on the relevant models invested into. The value of the investment may fall as well as rise and an investor may not recoup its investment. There can be no assurance that the performance of a Series will be profitable. The estimated amount is for illustration only.

Magdallen Quant presented information based on simulated trading using live trading data. Simulated results may not represent actual trading. Use of the software is solely the freewill of the client. Magdallen Quant shall bears no responsibilities to the use of the software and the client hereby indemnify Magdallen Quant from any claim, liability, action, loss, damage or suit arising from the use of the software. These results are based on simulated performance results that have certain inherent limitations. Unlike the results shown in an actual performance record, these results do not represent actual trading. Simulated trading programs in general are also subject to the fact that they are designed with the benefit of hindsight. Data that was used to conduct the trade simulation is from Forex.com. Magdallen Quant shall bear no responsibilities to the source of the data. No representation is being made that any account will or is likely to achieve profits or losses similar to these being shown. Magdallen Quant does not hold the investors’ monies; such monies are to be deposited into a Broking account under their own name which the investor has to apply and be approved by the working Brokers of Magdallen Quant. Approval of the broking account/s is solely the discretion of the Broker and Magdallen Quant has no right or say to the final decision made by the Broker.

This document has not been reviewed or endorsed by the Monetary Authority of Singapore.  This document does not constitute an offer to anyone, or a solicitation by anyone, to subscribe for shares of Magdallen Quant. It does not constitute investment advice, or an offer to sell, or a solicitation of an offer to buy any security, investment product or service. Nothing in this document should be construed as advice or a recommendation to transact derivatives. Informational sources are considered reliable but you should conduct your own verification of information contained herein. Third party data is owned or licensed by the data provider and may not be reproduced or extracted and used for any other purpose without the data provider's consent. Third party data is provided without any warranties of any kind. The data provider and issuer of the document shall have no liability in connection with the third party data. The Prospectus contain additional disclaimers which apply to the third party data. This document is published for information and general circulation only and does not have any regard to the specific investment objectives, financial situation and the particular needs of any specific person who may receive this document. Investors should read the prospectus and the product highlights sheet or seek relevant professional advice, before making any investment decision. Past performance of the Software or Magdallen Quant and any economic and market trends or forecast, is not indicative of the future or likely performance of the Software or Magdallen Quant. Neither Magdallen Quant, nor any of its associates, nor any director, or employee accepts any liability for any loss arising directly or indirectly from any use of this document.

This document is issued by Magdallen Quant Pte Ltd.

The above is based on information available as at 31st July 2015, unless otherwise stated. Magdallen Quant reserves the right to make any amendments to the information at any time, without notice.

Important Information

Forex investment involves risk. Investments in Forex are not deposits and are not considered as being comparable to deposits. Past performance is not indicative of future performance and investors may not get back the full or any part of the amount invested.  Investments will be subjected to different degrees of economic, political, foreign exchange, interest rates, liquidity, repatriation, volatility default and regulatory risks, depending on the relevant models invested into. The value of the investment may fall as well as rise and an investor may not recoup its investment. There can be no assurance that the performance of a Series will be profitable. The estimated amount is for illustration only.

Magdallen Quant presented information based on simulated trading using live trading data. Simulated results may not represent actual trading. Use of the software is solely the freewill of the client. Magdallen Quant shall bears no responsibilities to the use of the software and the client hereby indemnify Magdallen Quant from any claim, liability, action, loss, damage or suit arising from the use of the software. These results are based on simulated performance results that have certain inherent limitations. Unlike the results shown in an actual performance record, these results do not represent actual trading. Simulated trading programs in general are also subject to the fact that they are designed with the benefit of hindsight. Data that was used to conduct the trade simulation is from Forex.com. Magdallen Quant shall bear no responsibilities to the source of the data. No representation is being made that any account will or is likely to achieve profits or losses similar to these being shown. Magdallen Quant does not hold the investors’ monies; such monies are to be deposited into a Broking account under their own name which the investor has to apply and be approved by the working Brokers of Magdallen Quant. Approval of the broking account/s is solely the discretion of the Broker and Magdallen Quant has no right or say to the final decision made by the Broker.

This document has not been reviewed or endorsed by the Monetary Authority of Singapore.  This document does not constitute an offer to anyone, or a solicitation by anyone, to subscribe for shares of Magdallen Quant. It does not constitute investment advice, or an offer to sell, or a solicitation of an offer to buy any security, investment product or service. Nothing in this document should be construed as advice or a recommendation to transact derivatives. Informational sources are considered reliable but you should conduct your own verification of information contained herein. Third party data is owned or licensed by the data provider and may not be reproduced or extracted and used for any other purpose without the data provider's consent. Third party data is provided without any warranties of any kind. The data provider and issuer of the document shall have no liability in connection with the third party data. The Prospectus contain additional disclaimers which apply to the third party data. This document is published for information and general circulation only and does not have any regard to the specific investment objectives, financial situation and the particular needs of any specific person who may receive this document. Investors should read the prospectus and the product highlights sheet or seek relevant professional advice, before making any investment decision. Past performance of the Software or Magdallen Quant and any economic and market trends or forecast, is not indicative of the future or likely performance of the Software or Magdallen Quant. Neither Magdallen Quant, nor any of its associates, nor any director, or employee accepts any liability for any loss arising directly or indirectly from any use of this document.

This document is issued by Magdallen Quant Pte Ltd.

The above is based on information available as at 31st July 2015, unless otherwise stated. Magdallen Quant reserves the right to make any amendments to the information at any time, without notice.

SERIES Z

Multi-Asset Currency and Gold

July 2015

MAGDALLEN QUANT
Pte Ltd

INVESTMENT OBJECTIVES AND POLICY

The investment objective is to capitalize the volatility of the 24 hours Forex markets to achieve capital appreciation over a medium to long term combined with the usage of a good wealth vehicle in order to control risk, profit from both bull or bear markets, maximize liquidity and economic resilience (recession proof).

The design of this series demonstrates the application of a multi-asset based models. It adopts an entirely different approach in the design and execution of trades as compared to the other models featured. It is a research model with multi - currency (asset) execution of EUR/JPY, GBP/USD, AUD/USD and USD/JPY with an asset, gold.

PERFORMANCE ANALYSIS

EQUITY AT START (JAN 2012)	$ 100,000
TOTAL PROFIT	$ 308,457.81
PROFIT (PIPS[xi])	8,027.10
YEARLY AVG PROFIT	$ 86,081.25
AVERAGE TRADE	$ 871.35

PERFORMANCE OVERVIEW

$450,000
$400,000
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
Base AUM
Feb-12
Apr-12
Jun-12
Aug-12
Oct-12
Dec-12
Feb-13
Apr-13
Jun-13
Aug-13
Oct-13
Dec-13
Feb-14
Apr-14
Jun-14
Aug-14
Oct-14
Dec-14
Feb-15
Apr-15
Jun-15

Monthly Performance ($)

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
2015	22,626.44	4,423.03	20,560.45	5,896.87	-7,392.19	32,297.67	-2,846.12	-	-	-	-	-	75,566.15
2014	7,699.87	8,390.14	-	4,965.57	977.03	2,097.88	-	2,137.45	7,246.89	6,214.59	-2,901.92	32,114.83	68,942.33
2013	1,010.56	6,418.77	13,382.57	19,681.43	9,849.42	40,435.92	8,473.19	-58.77	7,221.03	3,490.44	4,949.89	5,873.00	120,727.45
2012	8,379.08	12,775.10	7,199.01	654.42	888.89	857.26	122.14	3,599.61	-225.26	-	5,786.11	3,185.52	43,221.88

KEY INFORMATION

NUMBER OF TRADES	354
SHARPE RATIO[xii]	2.34
PROFIT FACTOR	2.23
RETURN / DD RATIO	27.33
WINNING (%)	73.58%
MAX DRAWDOWN[xiii] PER TRADE (%)	2%
TOTAL DRAWDOWN ($)	$ 11,286.33 (Equity=$ 390,292)
TOTAL DRAWDOWN (%)[xiv]	2.89%

FEATURES

Enhanced trend detection towards the sensitivity of different time zones to reinforce the accuracy of trades

Daily analysis built in to detect the nuances of different days for a more refined and better trade accuracy

More proactive and reinforced mechanisms to mitigate risks

MAGADALLEN QUANT SERIES Z

STRATEGY

Currency Pairings

	Net Profit ($)	Net Profit (pips)	Winning %	Yearly Avg. Profit ($)
USDJPY	$ 89,583.47	1,685.70	71.77	$ 29,052.02
EURJPY	$ 40,005.59	1,298.50	89.19	$ 13,341.74
GBPUSD	$ 47,796.55	1,237.20	80.00	$ 15,905.90
AUDUSD	$ 72,663.95	1,238.70	63.83	$ 21,268.93
XAUUSD	$ 58,408.25	2,571.00	79.03	$ 22,596.98

Trades

Number of Wins	261	Number of Losses	93
Gross Profit	$ 570,918.56	Gross Loss	$ -262,460.75
Average Win	$ 2,187.43	Average Loss	$ -2,822.16
Largest Win	$ 4,102.79	Largest Loss	$ -4,865.91
Max Consecutive Wins	17	Max Consecutive Losses	4

ABOUT US

FOR FURTHER INFORMATION

Important Information

Forex investment involves risk. Investments in Forex are not deposits and are not considered as being comparable to deposits. Past performance is not indicative of future performance and investors may not get back the full or any part of the amount invested.  Investments will be subjected to different degrees of economic, political, foreign exchange, interest rates, liquidity, repatriation, volatility default and regulatory risks, depending on the relevant models invested into. The value of the investment may fall as well as rise and an investor may not recoup its investment. There can be no assurance that the performance of a Series will be profitable. The estimated amount is for illustration only.

Magdallen Quant presented information based on simulated trading using live trading data. Simulated results may not represent actual trading. Use of the software is solely the freewill of the client. Magdallen Quant shall bears no responsibilities to the use of the software and the client hereby indemnify Magdallen Quant from any claim, liability, action, loss, damage or suit arising from the use of the software. These results are based on simulated performance results that have certain inherent limitations. Unlike the results shown in an actual performance record, these results do not represent actual trading. Simulated trading programs in general are also subject to the fact that they are designed with the benefit of hindsight. Data that was used to conduct the trade simulation is from Forex.com. Magdallen Quant shall bear no responsibilities to the source of the data. No representation is being made that any account will or is likely to achieve profits or losses similar to these being shown. Magdallen Quant does not hold the investors’ monies; such monies are to be deposited into a Broking account under their own name which the investor has to apply and be approved by the working Brokers of Magdallen Quant. Approval of the broking account/s is solely the discretion of the Broker and Magdallen Quant has no right or say to the final decision made by the Broker.

This document has not been reviewed or endorsed by the Monetary Authority of Singapore.  This document does not constitute an offer to anyone, or a solicitation by anyone, to subscribe for shares of Magdallen Quant. It does not constitute investment advice, or an offer to sell, or a solicitation of an offer to buy any security, investment product or service. Nothing in this document should be construed as advice or a recommendation to transact derivatives. Informational sources are considered reliable but you should conduct your own verification of information contained herein. Third party data is owned or licensed by the data provider and may not be reproduced or extracted and used for any other purpose without the data provider's consent. Third party data is provided without any warranties of any kind. The data provider and issuer of the document shall have no liability in connection with the third party data. The Prospectus contain additional disclaimers which apply to the third party data. This document is published for information and general circulation only and does not have any regard to the specific investment objectives, financial situation and the particular needs of any specific person who may receive this document. Investors should read the prospectus and the product highlights sheet or seek relevant professional advice, before making any investment decision. Past performance of the Software or Magdallen Quant and any economic and market trends or forecast, is not indicative of the future or likely performance of the Software or Magdallen Quant. Neither Magdallen Quant, nor any of its associates, nor any director, or employee accepts any liability for any loss arising directly or indirectly from any use of this document.

This document is issued by Magdallen Quant Pte Ltd.

The above is based on information available as at 31st July 2015, unless otherwise stated. Magdallen Quant reserves the right to make any amendments to the information at any time, without notice.

SERIES Z

Multi-Asset Currency and Gold

July 2015

MAGDALLEN QUANT Pte Ltd

INVESTMENT OBJECTIVES AND POLICY

The investment objective is to capitalize the volatility of the 24 hours Forex markets to achieve capital appreciation over a medium to long term combined with the usage of a good wealth vehicle in order to control risk, profit from both bull or bear markets, maximize liquidity and economic resilience (recession proof).

The design of this series demonstrates the application of a multi-asset based models. It adopts an entirely different approach in the design and execution of trades as compared to the other models featured. It is a research model with multi - currency (asset) execution of EUR/JPY, GBP/USD, AUD/USD and USD/JPY with an asset, gold.

PERFORMANCE ANALYSIS

EQUITY AT START (JAN 2012)	$ 100,000
TOTAL PROFIT	$ 524,307.12
PROFIT (PIPS[xv])	8,031.10
YEARLY AVG PROFIT	$ 149,820.76
AVERAGE TRADE	$ 1,481.10

PERFORMANCE OVERVIEW

$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
Base AUM
Feb-12
Apr-12
Jun-12
Aug-12
Oct-12
Dec-12
Feb-13
Apr-13
Jun-13
Aug-13
Oct-13
Dec-13
Feb-14
Apr-14
Jun-14
Aug-14
Oct-14
Dec-14
Feb-15
Apr-15
Jun-15

Monthly Performance ($)

Year	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
2015	42,448.55	8,272.18	37,783.45	7,232.47	-15,282.26	61,768.20	-5,229.01	-	-	-	-	-	136,993.58
2014	14,327.55	15,009.03	-	8,878.81	1,373.91	3,621.48	-	3,713.45	12,649.39	10,266.33	-6,057.52	59,449.78	123,232.21
2013	1,591.90	10,043.38	21,099.28	31,953.89	15,374.67	68,603.96	14,225.86	-133.10	11,591.68	5,414.16	8,399.34	9,645.47	197,810.49
2012	12,638.64	19,664.99	11,311.58	717.70	1,796.98	763.86	105.19	5,468.49	-251.63	-	9,179.12	4,875.92	66,270.84

KEY INFORMATION

NUMBER OF TRADES	354
SHARPE RATIO[xvi]	2.35
PROFIT FACTOR	2.12
RETURN / DD RATIO	23.28
WINNING (%)	73.58%
MAX DRAWDOWN[xvii] PER TRADE (%)	3%
TOTAL DRAWDOWN ($)	$ 22,522.5 (Equity = $ 590,290)
TOTAL DRAWDOWN (%)[xviii]	3.82%

FEATURES

Enhanced trend detection towards the sensitivity of different time zones to reinforce the accuracy of trades

Daily analysis built in to detect the nuances of different days for a more refined and better trade accuracy

More proactive and reinforced mechanisms to mitigate risks

MAGADALLEN QUANT SERIES Z

STRATEGY

Currency Pairings

	Net Profit ($)	Net Profit (pips)	Winning %	Yearly Avg. Profit ($)
USDJPY	158,067.35	1,685.70	70.63	51,261.41
EURJPY	65,152.00	1,298.50	89.19	21,727.99
GBPUSD	78,826.18	1,237.20	80.00	26,232.05
AUDUSD	124,120.00	1,238.70	63.83	36,330.26
XAUUSD	98,141.59	2,571.00	79.03	37,969.02

Trades

Number of Wins	259	Number of Losses	95
Gross Profit	$ 993,000.67	Gross Loss	$ -468,693.55
Average Win	$ 3,833.98	Average Loss	$ -4,933.62
Largest Win	$ 8,483.34	Largest Loss	$ -10,068.97
Max Consecutive Wins	17	Max Consecutive Losses	4

ABOUT US

FOR FURTHER INFORMATION

Important Information

Forex investment involves risk. Investments in Forex are not deposits and are not considered as being comparable to deposits. Past performance is not indicative of future performance and investors may not get back the full or any part of the amount invested.  Investments will be subjected to different degrees of economic, political, foreign exchange, interest rates, liquidity, repatriation, volatility default and regulatory risks, depending on the relevant models invested into. The value of the investment may fall as well as rise and an investor may not recoup its investment. There can be no assurance that the performance of a Series will be profitable. The estimated amount is for illustration only.

Magdallen Quant presented information based on simulated trading using live trading data. Simulated results may not represent actual trading. Use of the software is solely the freewill of the client. Magdallen Quant shall bears no responsibilities to the use of the software and the client hereby indemnify Magdallen Quant from any claim, liability, action, loss, damage or suit arising from the use of the software. These results are based on simulated performance results that have certain inherent limitations. Unlike the results shown in an actual performance record, these results do not represent actual trading. Simulated trading programs in general are also subject to the fact that they are designed with the benefit of hindsight. Data that was used to conduct the trade simulation is from Forex.com. Magdallen Quant shall bear no responsibilities to the source of the data. No representation is being made that any account will or is likely to achieve profits or losses similar to these being shown. Magdallen Quant does not hold the investors’ monies; such monies are to be deposited into a Broking account under their own name which the investor has to apply and be approved by the working Brokers of Magdallen Quant. Approval of the broking account/s is solely the discretion of the Broker and Magdallen Quant has no right or say to the final decision made by the Broker.

This document has not been reviewed or endorsed by the Monetary Authority of Singapore.  This document does not constitute an offer to anyone, or a solicitation by anyone, to subscribe for shares of Magdallen Quant. It does not constitute investment advice, or an offer to sell, or a solicitation of an offer to buy any security, investment product or service. Nothing in this document should be construed as advice or a recommendation to transact derivatives. Informational sources are considered reliable but you should conduct your own verification of information contained herein. Third party data is owned or licensed by the data provider and may not be reproduced or extracted and used for any other purpose without the data provider's consent. Third party data is provided without any warranties of any kind. The data provider and issuer of the document shall have no liability in connection with the third party data. The Prospectus contain additional disclaimers which apply to the third party data. This document is published for information and general circulation only and does not have any regard to the specific investment objectives, financial situation and the particular needs of any specific person who may receive this document. Investors should read the prospectus and the product highlights sheet or seek relevant professional advice, before making any investment decision. Past performance of the Software or Magdallen Quant and any economic and market trends or forecast, is not indicative of the future or likely performance of the Software or Magdallen Quant. Neither Magdallen Quant, nor any of its associates, nor any director, or employee accepts any liability for any loss arising directly or indirectly from any use of this document.

This document is issued by Magdallen Quant Pte Ltd.

The above is based on information available as at 31st July 2015, unless otherwise stated. Magdallen Quant reserves the right to make any amendments to the information at any time, without notice.

SCHEDULE 3 – VENDOR’S WARRANTIES

1.	INCORPORATION AND EXISTENCE

The Company is duly incorporated under the laws of its place of incorporation, has been in continuous existence since incorporation, has all corporate powers required to carry on its business as now conducted and is duly qualified to do business in each jurisdiction where the nature of the properties owned or leased by it or the activities conducted by it make such qualification necessary. The Company does not own any subsidiaries, nor does it have any associated companies.

2.	INFORMATION

2.1	Accuracy and Adequacy of Information

All written information relating to the Company which has been given to the Purchaser or its advisers, agents, representatives, in the course of the negotiations leading to this Agreement or in the course of due diligence carried out by or on behalf of the Purchaser prior to entering into this Agreement was when given true, complete and accurate in all material respects and is not misleading in any material respects.

2.2	Copies of Memorandum and Articles etc.

The copies of the certificate of incorporation of the Company, the memorandum and articles of association (or the equivalent constitutive document in such other jurisdictions) of the Company made available to the Purchaser in the course of its due diligence are true and accurate in all material respects, and in the case of the memorandum and articles of association, they contain the full details of the rights and restrictions (if any) attached to the Sale Shares and all resolutions as are required by law to be delivered to and filed with the relevant authorities for registration have been duly and correctly delivered or filed.

3.	SALE SHARES

3.1	Immediately prior to Completion, the Vendor is the legal and beneficial owner of the Sale Shares, representing 100% of the Company's total issued diluted share capital.

3.2	The Sale Shares are authorised, validly issued, allotted and fully paid-up, and will on the Completion Date be free of any and all Encumbrances.

3.3
Other than pursuant to this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in capital of the Company (including, without limitation, an option or right of pre emption or conversion) or any loan capital, securities or other instruments issuable or issued by the Company (including, without limitation, any instruments redeemable, convertible or exchangeable into shares in the capital of the Company).

4.	ACCOUNTS

4.1	Accounts

4.2	The Company does not have any outstanding loan capital, nor has it factored any of its debts, engaged in financing of any type, or borrowed any money which it has not repaid;

4.3	To the best of the Vendor’s knowledge, there are no material liabilities (including contingent liabilities) which are outstanding on the part of the Company.

4.4	No undisclosed liabilities

There are no actual or contingent liabilities of the Company except for liabilities incurred in the ordinary and usual course of business which results in a material adverse effect on the business of the Company.

5.	TAX

5.1
The Company has complied on a timely basis in all material respects with (a) all relevant legal requirements relating to registration or notification for taxation purposes in all jurisdictions it operates in, and (b) all notices served on it and any other requirements lawfully made of it by any Tax Authority.

5.2
The Company has paid all Tax which it has become liable to pay. Adequate provision has been made in the accounts and the management accounts for any taxation on the Company which is payable but which is unpaid.

5.3
The Company is not involved in a dispute in relation to Tax and nothing has come to the attention of the Vendor or the Company that would suggest a likelihood of being involved in a dispute in relation to Tax in the future.

6.	ASSETS

6.1	The Company owns or has the right to use each asset necessary for the effective operation of its business in the manner in which it is presently conducted.

6.2
There is no Encumbrance on, over or affecting the whole or any part of the undertaking, assets or debts of the Company (including, where appropriate, its investment in its subsidiaries or associated companies) and there is no agreement or commitment to give or create any Encumbrance and no claim has been made by any person to be entitled to any Encumbrance.

6.3	The Company has good and marketable title to all the assets owned by it.

7.	INTELLECTUAL PROPERTY & CONFIDENTIAL INFORMATION

7.1
All of the Intellectual Property necessary for the Company to conduct its business is owned by, or validly licensed to, the Company, and nothing has been done or omitted to be done by which any of such Intellectual Property shall cease to be valid and enforceable nor will the Company's ownership, licence or rights in such Intellectual Property be adversely affected by the transactions contemplated by this Agreement.

7.2
The Company has not infringed the Intellectual Property of any third party or is involved in the unlicensed use of any confidential information proprietary to any third party that materially and adversely affects the financial conditional, business and operations of the Company.

8.	INSURANCE

The Company has at all material times been and is at the date of this Agreement adequately insured for an amount and to the extent required by Law or that would be prudent for a company involved in a similar business as that undertaken by the Company. All premiums due in respect of such policies of insurance have been paid in full or in accordance with the relevant instalment plans and all material conditions of the policies have been performed and observed in full. No material claim is outstanding either by the insurer or the insured under any of the insurance policies of the Company and no material claim against the Company by any third party is outstanding in respect of any risk covered by any of such policies or by any policy previously held by the Company.

9.	REAL PROPERTY

9.1
The Company has good and marketable title to, or in the case of leased or licensed property has valid leasehold interests in or licences in respect of, all property and assets (whether real or personal, tangible or intangible) used in the business as conducted by the Company as at the date of this Agreement. The Company is in full possession and custody of all such property and assets. None of such property or assets is subject to any Encumbrances.

9.2
There are no facts or circumstances existing, or developments affecting any such property or assets (whether real or personal) pending or threatened which might materially detract from the value of such property or assets or materially interfere with any present or intended use of any such property or assets or cast doubt on the Company's right or title thereto.

10.	AGREEMENTS

10.1
To the best of the Vendor’s knowledge, in respect of the Company, neither the Company nor any party with whom the Company has entered into an agreement, arrangement or obligation is in breach of the agreement, arrangement or obligation where the effect of such breach would result in a Material Adverse Change. No fact or circumstance exists which might give rise to such a breach.

10.2
To the best of the Vendor’s knowledge, no party with whom the Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation, where such termination, repudiation or disclaimer would result in a Material Adverse Change.

10.3	The Company is not a party to any agreement or arrangement of a material nature for its business under which, by virtue of the transactions contemplated by this Agreement:

10.3.1	any other party would be relieved of any material obligation or become entitled to exercise any right (including any termination right or any pre-emption right or option);

10.3.2
any information that may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange or securities council).

10.3.3	a material liability or obligation of the Company would be created or increased.

10.4	The Company is not a party to or subject to any agreement or arrangement which:

10.4.1	is entered into otherwise than in the ordinary and usual course of business; or

10.4.2	restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

10.5
The Company is not and has not agreed to become a member of any joint venture, consortium, partnership or other unincorporated association or a party to any agreement or arrangement for participating with others in any business sharing commissions or other income.

11.	PENSIONS AND OTHER BENEFITS

11.1
There is not in operation by the Company, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice for the payment of, or payment of a contribution towards, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) for the benefit of its employees.

11.2
The Company is not required, by applicable Law or otherwise, to provide any of the benefits referred to in paragraph 11.1 above, save for any contributions which may be required under or pursuant to the Central Provident Fund Act, Chapter 36.

12.	LIABILITIES

12.1	Indebtedness

Except as disclosed in the accounts or the management accounts, the Company does not have any outstanding, and has not agreed to create or incur, loan capital, borrowings or indebtedness in the nature of borrowings.

12.2	Guarantees and indemnities

12.2.1	The Company is not a party to and is not liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

12.2.2	is entered into otherwise than in the ordinary and usual course of business; or

12.3	Events of default

No event has occurred or been alleged to have occurred which:

12.3.1
constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both) of the Company; or

12.3.2
will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

13.	PERMITS

The Company is in possession of all Permits necessary and appropriate for the effective operation of its business. Each Permit is in force and unconditional or subject only to a condition that has been satisfied. The Company has complied in all material respects with the terms of each of its Permits. No Permit will be revoked, suspended, cancelled, varied or not renewed as a result of the execution or performance of this Agreement or any document to be executed at or before Completion.

14.	INSOLVENCY, WINDING UP ETC.

No order has been made, petition presented or resolution passed for the winding up the Company or for the appointment of a liquidator or provisional liquidator to the Company. No judicial manager, administrator, administrative receiver, receiver or receiver and manager has been appointed in relation to the Company or the whole or any part of its property, assets or undertaking, nor any notice given or petition or application filed with the court of an intention to appoint any such person. The Company has not ceased trading or stopped or suspended the payment of its debts nor received a written demand and the Company is insolvent nor unable to pay its debts as they fall due.

15.	LITIGATION AND COMPLIANCE WITH LAW

15.1	Litigation

15.1.1
None of the Company or a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the one (1) year ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative tribunal (including employment tribunals) or other proceeding. No civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Company or a person for whose acts or defaults the Company may be vicariously liable.

15.1.2
No fact or circumstance exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding involving the Company or a person for whose acts or defaults the Company may be vicariously liable.

15.1.3
There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or Governmental Body against the Company or a person for whose acts or defaults the Company may be vicariously liable.

15.2	Compliance with Law

The Company has conducted its business, dealt with its assets and complied with each obligation imposed on it in accordance with all applicable Laws, except where non-compliance would not have a material adverse effect on the business, operations or financial condition of its business.

16.	INSIDER AGREEMENTS

There is not, and during the two years ending on the date of this Agreement there has not been, any agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which the Vendor or any of their Affiliates, a director or former director of the Company or of any of the foregoing or a person connected with any of them is or was interested in any way.

17.	EMPLOYEES

17.1
There are not in existence any contracts of service with directors or employees of the Company, nor any consultancy agreements with the Company, which cannot be terminated by six (6) months' notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation.

17.2
No employee or officer of the Company will, as a result of the transactions contemplated in this Agreement, become redundant and/or be entitled to receive any redundancy or other payment from the Company under any applicable Laws and/or under the terms of his respective employment contract with the Company.

IN WITNESS WHEREOF the parties hereto have set their hands the day and year first abovewritten.

THE PURCHASER:

Signed by                                                                )
Lin Kok Peng                                                         )  /s/ LIN KOK PENG, PHD
for and on behalf of                                               )
NEW ASIA HOLDINGS INC                            )

in the presence of:

/s/ALLISTER LIM
Advocate & Solicitor
Singapore
____________________________________
Name:
NRIC / Passport No:

THE VENDOR:

Signed by                                                                )
ANTHONY NG ZI QIN                                       )  /s/ANTHONY NG ZI QIN

in the presence of:

/s/ALLISTER LIM
Advocate & Solicitor
Singapore
___________________________________
Name:
NRIC / Passport No:

1 Pips is the smallest price change that a given exchange rate can make, or one basis point
2 Sharpe Ratio is the a measure for calculating risk-adjusted return
3 The reason for a higher total drawdown as compared to the maximum drawdown, would be that the total drawdown refers to a number of trades over a period of the next highest and next lowest of the equity, but maximum drawdown refers to only one trade
4 Pips is the smallest price change that a given exchange rate can make, or one basis point
5 Sharpe Ratio is the a measure for calculating risk-adjusted return
6 The reason for a higher total drawdown as compared to the maximum drawdown, would be that the total drawdown refers to a number of trades over a period of the next highest and next lowest of the equity, but maximum drawdown refers to only one trade
7 Pips is the smallest price change that a given exchange rate can make, or one basis point
8 Sharpe Ratio is the a measure for calculating risk-adjusted return
9 A drawdown is usually quoted as the percentage between the peak and the trough. Drawdowns help determine an investment’s financial risk
10 The reason for a higher total drawdown as compared to the maximum drawdown, would be that the total drawdown refers to a number of trades over a period of the next highest and next lowest of the equity, but maximum drawdown refers to only one trade
11 Pips is the smallest price change that a given exchange rate can make, or one basis point
12 Sharpe Ratio is the a measure for calculating risk-adjusted return
13 A drawdown is usually quoted as the percentage between the peak and the trough. Drawdowns help determine an investment’s financial risk
14 The reason for a higher total drawdown as compared to the maximum drawdown, would be that the total drawdown refers to a number of trades over a period of the next highest and next lowest of the equity, but maximum drawdown refers to only one trade
15 Pips is the smallest price change that a given exchange rate can make, or one basis point
16 Sharpe Ratio is the a measure for calculating risk-adjusted return
17 A drawdown is usually quoted as the percentage between the peak and the trough. Drawdowns help determine an investment’s financial risk
18 The reason for a higher total drawdown as compared to the maximum drawdown, would be that the total drawdown refers to a number of trades over a period of the next highest and next lowest of the equity, but maximum drawdown refers to only one trade